EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the inclusion in this Registration Statement No. 333-231951 on Form S-1/A of our report dated March 14, 2019, relating to the consolidated financial statements of Emerald Bioscience, Inc., formerly known as Nemus Bioscience, Inc., and its subsidiary (which report includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern), appearing in the December 31, 2018 Annual Report on Form 10-K of Emerald Bioscience, Inc. for the years ended December 31, 2018 and 2017, and to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Mayer Hoffman McCann P.C.

Irvine, California

October 22, 2019